Exhibit 99.1

Stone Point Capital Completes Acquisition of Tivity Health

NASHVILLE, Tenn. June 28, 2022 – Tivity Health®, a leading provider of healthy, life-changing solutions, including SilverSneakers®, Prime® Fitness and WholeHealth Living®, today announced the completion of its acquisition by funds managed by Stone Point Capital for $32.50 per share in cash. Tivity Health’s common stock ceased trading and will no longer be listed on Nasdaq.

Tivity Health will continue to be headquartered in Franklin, Tennessee and maintain its campus location in Chandler, Arizona. Richard Ashworth will remain President and Chief Executive Officer of Tivity Health.

Anthony Sanfilippo, Chairman of the Board of Directors of Tivity Health, said, “We are pleased to complete the transaction with Stone Point Capital. We believe this is a positive outcome for our shareholders, colleagues and all who engage in Tivity Health’s programs. We have a talented team at Tivity Health, and I have confidence they will continue to do great work.”

Richard Ashworth, President and Chief Executive Officer of Tivity Health commented, “Today is an important milestone for Tivity Health and a testament to our colleagues and their tremendous contributions to the Company’s success. As a result of this transaction, I believe we are well positioned to continue our momentum across our leading senior fitness and health improvement platform. The Tivity Health team is looking forward to working closely with Stone Point Capital as we continue to innovate and expand on the healthy, life-changing solutions we provide to members, clients and partners.”

Chuck Davis, CEO of Stone Point Capital, said, “We are excited to partner with Tivity Health in its next phase of growth, while supporting the company’s vision to help members live healthier, happier, more connected lives. We have followed its success for many years and believe our partnership can accelerate Tivity Health’s momentum and broaden its service offerings to its members and to its health plan and employer partners.”

Lazard acted as the exclusive financial advisor to Tivity Health and Bass Berry & Sims PLC served as legal counsel to the Company. Truist Securities acted as exclusive financial advisor to Stone Point and Kirkland & Ellis served as legal advisor to Stone Point.

About Tivity Health

Tivity Health® Inc. is a leading provider of healthy life-changing solutions, including SilverSneakers®, Prime® Fitness and WholeHealth Living®. We help adults improve their health and support them on life’s journey by providing access to in-person and virtual physical activity, social, and mental enrichment programs, as well as a full suite of physical medicine and integrative health services. We continue to enhance the way we direct members along their journey to better health by delivering an insights-driven, personalized, interactive experience. Our suite of services support health plans nationwide as they seek to reduce costs and improve health outcomes. At Tivity Health, we deliver the resources members need to live healthier, happier, more connected lives. Learn more at www.tivityhealth.com.

About Stone Point Capital

Stone Point is an investment firm based in Greenwich, CT, with over $40 billion of assets under management. Stone Point targets investments in companies in the global financial services industry and related sectors. The firm invests in a number of alternative asset classes, including private equity through its flagship Trident Funds. Stone Point also manages both liquid and private credit funds and managed accounts. In addition, Stone Point Capital Markets supports our firm, portfolio companies and other clients by providing dedicated financing solutions. For more information, please visit www.stonepoint.com.

Tivity Health Contacts

Investors:

Matt Milanovich

matt.milanovich@tivityhealth.com

Media:

Jill Meyer

Jill.meyer@tivityhealth.com

Andrew Cole/Emily Claffey/Bridget Nagle/Liz James

TivityHealth-SVC@SARDVERB.com

Stone Point Capital Contacts

Anne Gilliland

agilliland@stonepoint.com